                                                                      Exhibit 99

                                                                  (Logo Omitted)

                                              Teledyne Technologies Incorporated
                                                    12333 West Olympic Boulevard
                                                     Los Angeles, CA  90064-1021

                                  News Release

                          TELEDYNE TECHNOLOGIES REPORTS
                             FOURTH QUARTER RESULTS

LOS ANGELES - January 29, 2004 - Teledyne Technologies Incorporated
(NYSE:TDY)

      -     REVENUES OF $222.4 MILLION INCREASED 6.1% COMPARED TO LAST YEAR

      -     EARNINGS PER SHARE OF $0.24 INCREASED 9.1% COMPARED TO LAST YEAR

      -     EXCLUDING PENSION INCOME AND EXPENSE, EPS INCREASED 28.6%

      -     RAISING 2004 FULL YEAR EPS OUTLOOK

Teledyne Technologies today reported fourth quarter 2003 sales of $222.4 million, compared with sales of $209.6 million for the same period in 2002. Net income for the fourth quarter of 2003 was $7.8 million ($0.24 per diluted share), compared with net income of $7.2 million ($0.22 per diluted share) in the fourth quarter of 2002. Net income for the fourth quarter of 2003 included pretax pension expense of $1.8 million, compared with pretax pension income of $0.6 million for the same period of 2002.

"Earnings per share increased over the prior year period for the eighth consecutive quarter despite the negative effects of pension expense, increased aircraft product liability insurance and a challenging environment in our commercial aviation markets," said Robert Mehrabian, chairman, president and chief executive officer. "In addition to a robust defense market, I am pleased that we are starting to see signs of recovery in certain commercial electronics businesses. For example, we are beginning to receive increased orders for relays used in semiconductor test, wireless test and computer networking equipment after three years of market weakness. During the quarter, we announced our fifth small electronics acquisition, and we closed the deal in the first week of fiscal 2004. During 2003, we generated free cash flow of $36.5 million. Given our strong balance sheet and free cash flow, we will continue to pursue acquisitions in our strategic businesses in 2004."

Fourth Quarter Earnings Summary     Millions of        Dollars per
                                      Dollars         Diluted Share
                                  ----------------   ----------------
                                  Fourth   Fourth    Fourth   Fourth
                                  Quarter  Quarter   Quarter  Quarter  Variance
                                   2003     2002      2003     2002        %
-------------------------------   -------  -------   -------  -------  --------
Net income (excluding net         $   8.9  $   6.8   $  0.27  $  0.21      28.6%
     pension income (expense))
   Net after tax pension income      (1.1)     0.4     (0.03)    0.01
     (expense)
                                  -------  -------   -------  -------
Net income                        $   7.8  $   7.2   $  0.24  $  0.22       9.1%
                                  =======  =======   =======  =======  ========

FULL YEAR 2003

Sales for 2003 were $840.7 million, compared with $772.7 million for 2002. Net income for 2003 was $29.7 million ($0.91 per diluted share), compared with $25.4 million ($0.77 per diluted share) for 2002. Net income for 2003 included pretax pension expense of $6.9 million, compared with pretax pension income of $2.3 million for the same period of 2002. Net income for 2003 included a $2.4 million one-time income tax benefit, resulting from the reversal of an income tax contingency reserve in the third quarter.

REVIEW OF OPERATIONS

ELECTRONICS AND COMMUNICATIONS

The Electronics and Communications segment's fourth quarter 2003 sales were $117.9 million, compared with fourth quarter 2002 sales of $110.7 million. Fourth quarter 2003 operating profit was $8.4 million, compared with operating profit of $9.7 million in the fourth quarter of 2002. The fourth quarter of 2002 included $0.2 million in income following the final resolution of charges recorded in the second quarter of 2001.

Fourth quarter 2003 sales, compared with the same period of 2002, reflected revenue growth in defense electronic products, avionics products, relay products and commercial lighting products. This growth was partially offset by lower medical product sales. The revenue growth in defense electronic products was driven by traveling wave tubes and military microelectronics. Revenue growth in avionics products resulted from the acquisition of the Aviation Information Solutions businesses on June 27, 2003. Although electronic instruments revenue was favorably impacted by the acquisition of Tekmar-Dohrmann on May 16, 2003, this was offset by reduced demand for geophysical sensors for the petroleum exploration market and lower sales of other monitoring instruments. Operating profit was favorably impacted by increased sales and a reduction in LIFO reserve, which resulted from a reduced inventory level. This was more than offset by an inventory write-down on certain slow moving products and contract settlements. Additionally, the fourth quarter of 2002 had a $0.8 million write-down of certain optoelectronics equipment due to lower than expected utilization. Segment operating profit was also negatively impacted by pension expense of $1.4 million in the fourth quarter of 2003 compared with pension income of $0.5 million in the fourth quarter of 2002.

SYSTEMS ENGINEERING SOLUTIONS

The Systems Engineering Solutions segment's fourth quarter 2003 sales were $52.3 million, compared with fourth quarter 2002 sales of $53.4 million. Fourth quarter 2003 operating profit was $3.4 million, compared with operating profit of $4.1 million in the fourth quarter of 2002. The fourth quarter of 2002 included $0.1 million in expense following the final resolution of charges recorded in the second quarter of 2001.

Fourth quarter 2003 sales, compared with the same period of 2002, reflected a reduction in revenue for core defense and aerospace programs, partially offset by increased work in environmental programs. Operating profit, compared to the fourth quarter of 2002, was unfavorably impacted by lower sales, sales mix and the recognition of a loss on an office sublease agreement. Segment operating profit in the fourth quarter of 2003 included no pension income or expense compared to $0.1 million of pension income in the fourth quarter of 2002.

AEROSPACE ENGINES AND COMPONENTS

The Aerospace Engines and Components segment's fourth quarter 2003 sales were $47.0 million, compared with fourth quarter 2002 sales of $41.4 million. The fourth quarter 2003 operating profit was $5.2 million, compared with operating profit of $2.0 million in the fourth quarter of 2002.

Fourth quarter 2003 sales, compared with the same period of 2002, reflected revenue growth in OEM piston engines and aftermarket products and services. Piston engine operating profit was favorably impacted by the sales increase and a reduction in LIFO reserve, which resulted from a reduced inventory level, partially offset by an increase in insurance costs. Sales from turbine engines were favorably impacted by higher revenue from Improved Tactical Air-Launched Decoy (ITALD) engines, partially offset by lower Harpoon cruise missile engine sales. Favorable operating profit for turbine engines resulted from increased sales. Segment operating profit was unfavorably impacted by pension expense of $0.3 million in the fourth quarter of 2003 compared with pension income of $0.1 million in the fourth quarter of 2002.

ENERGY SYSTEMS

The Energy Systems segment's fourth quarter 2003 sales were $5.2 million, compared with fourth quarter 2002 sales of $4.1 million. The fourth quarter 2003 operating results were breakeven, compared with operating profit of $0.1 million in the fourth quarter of 2002.

The increase in fourth quarter 2003 sales resulted from multi-year contracts which were won, in 2003, for fuel cell and thermoelectric generator work. The operating profit generated by this revenue was more than offset by the recognition of a loss on a facility sublease agreement.

ADDITIONAL FINANCIAL INFORMATION

CASH FLOW

Fourth quarter 2003 cash provided by operating activities was $18.2 million, compared with cash provided by operating activities of $14.4 million for the same period of 2002. The increase in cash provided by operating activities in 2003, compared with 2002, reflected lower inventory levels and reduced payments for aircraft product liability settlements, partially offset by higher accounts receivable for the fourth quarter of 2003 resulting from higher sales in the quarter. Free cash flow (cash from operating activities less capital expenditures) was $10.7 million for the fourth quarter of 2003, compared with free cash flow of $9.0 million for the same period of 2002. Total year 2003 free cash flow was $36.5 million, compared with free cash flow of $57.9 million for the same period of 2002. The lower free cash flow for total year 2003, compared with 2002, was primarily due to higher capital expenditures in 2003, differences in the cash impact of income taxes and the payment in 2003 for an aircraft product liability settlement. Capital expenditures for the fourth quarter of 2003 were $7.5 million, compared with $5.4 million for the fourth quarter of 2002. Depreciation and amortization expense for the fourth quarter of 2003 was $6.0 million, compared with $5.5 million for the same period of 2002.

Free Cash Flow(a)                              Fourth   Fourth   Total   Total
                                               Quarter  Quarter   Year    Year
(in millions, brackets indicate use of funds)    2003     2002    2003    2002
---------------------------------------------  -------  -------  ------  ------
Cash provided by operating activities          $  18.2  $  14.4  $ 56.7  $ 73.3
Capital expenditures                              (7.5)    (5.4)  (20.2)  (15.4)
                                               -------  -------  ------  ------
Free cash flow                                 $  10.7  $   9.0  $ 36.5  $ 57.9
                                               =======  =======  ======  ======

(a) The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures.

PENSION

Pension expense for the fourth quarter of 2003 was $1.8 million, compared with pension income of $0.6 million for the same period of 2002. In the fourth quarter of 2002, Teledyne recorded a $23.2 million non-cash charge to stockholders' equity, in accordance with accounting standard SFAS No. 87. SFAS No. 87 requires that a minimum pension liability be recorded if the value of pension assets is less than the accumulated pension benefit obligation (ABO). In the fourth quarter of 2003, Teledyne reduced the $23.2 million equity adjustment by $11.1 million to $12.1 million based on the year end value of pension assets and the ABO. These adjustments did not affect net income and the balance will be reversed should the value of the pension assets exceed the ABO as of a future measurement date.

OUTLOOK

Although 2004 earnings visibility is limited, based on its current outlook, the company's management believes that first quarter and full year 2004 earnings per share will be in the range of approximately $0.15 to $0.17 and $0.80 to $0.86, respectively.

The company's 2004 outlook reflects anticipated growth in the company's defense electronics and instrumentation businesses, a slight recovery in some of the company's short cycle electronics and commercial aviation markets and $0.16 per share of pension expense for the full year 2004. Given the finalization of actual fee negotiations for work performed on certain contracts in prior periods, operating margin in the company's Systems Engineering Solutions segment is expected to be lower in 2004, compared with 2003. The company's previous aircraft product liability policy expired in May 2003. As of June 1, 2003, the total cost of the company's aircraft product liability insurance increased approximately $1.0 million per month or approximately 75%. The company's current aircraft product liability policy will expire in May 2004, and the company is currently reviewing its alternatives.

Full year 2003 earnings included $6.9 million or $0.13 per share in pension expense. The company currently expects approximately $8.5 million or $0.16 per share of pension expense in 2004. The increase in pension expense reflects, in part, a reduction in the discount rate assumption for the company's defined benefit plan and a change in the company's retirement benefits for new hires. The company's assumed discount rate will be 6.5% in 2004, compared to 7.0% in 2003. As of January 1, 2004, new hires will be added to an enhanced defined contribution plan as opposed to the company's existing defined benefit plan. Currently, Teledyne Technologies anticipates making an after-tax cash contribution of approximately $4.0 million to its pension plan in 2004. Also, under one of its spin-off agreements, after November 29, 2004, the company will be able to charge pension costs to the U.S. Government under various government contracts.

                             EARNINGS PER SHARE SUMMARY
           (Diluted earnings per common share from continuing operations)

                                              2004 Full Year    2003      2002
                                                  Outlook      Results  Results
                                             ----------------  -------  -------
                                               Low      High   Actual   Actual
                                             -------  -------  -------  -------
Earnings per share (excluding net pension    $  0.96  $  1.02  $  0.97  $  0.73
    income (expense) and income tax benefit
    Net pension income (expense)               (0.16)   (0.16)   (0.13)    0.04
                                             -------  -------  -------  -------
Earnings per share (excluding income tax
    benefit)                                    0.80     0.86     0.84     0.77
    Tax benefit                                   --       --     0.07       --
                                             -------  -------  -------  -------
Earnings per share                           $  0.80  $  0.86  $  0.91  $  0.77
                                             =======  =======  =======  =======

FORWARD-LOOKING STATEMENTS CAUTIONARY NOTICE

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, capital expenditures, pension matters and strategic plans. Actual results could differ materially from these forward-looking statements. Many factors, including changes in demand for products sold to the semiconductor, communications and commercial aviation markets, timely development of acceptable and competitive fuel cell products and systems, funding, continuation and award of government programs, changes in insurance costs, customers' acceptance of piston engine insurance-related price increases, continued liquidity of our customers (including commercial airline customers) and economic and political conditions, could change the anticipated results. In addition, stock market fluctuations affect the value of the company's pension assets.

Global responses to terrorism and other perceived threats increase uncertainties associated with forward-looking statements about our businesses. Various responses could realign government programs, and affect the composition, funding or timing of our programs. Reinstatement of flight restrictions would negatively impact the market for general aviation aircraft piston engines and components.

The company continues to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While the company believes its control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.

While Teledyne Technologies' growth strategy includes possible acquisitions, the company cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions, including the recent acquisition of certain assets of the Filtronic Solid State business from Filtronic plc., involve various inherent risks, such as, among others, our ability to integrate acquired businesses and to achieve identified financial and operating synergies.

Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies' periodic filings with the Securities and Exchange Commission, including its 2002 Annual Report on Form 10-K and Forms 10-Q. The company assumes no duty to update forward-looking statements.

A live webcast of Teledyne Technologies' fourth quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, January 29. To access the call, go to www.companyboardroom.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Thursday, January 29.

Investor Contact:   Jason VanWees
                    (310) 893-1642

Media Contact:      Robyn Choi
                    (310) 893-1640

                                       ###

                       TELEDYNE TECHNOLOGIES INCORPORATED
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE THREE MONTHS AND FISCAL YEARS ENDED
                     DECEMBER 28, 2003 AND DECEMBER 29, 2002
              (Unaudited - In millions, except per share amounts)

                                           Fourth     Fourth      Total      Total
                                           Quarter    Quarter     Year       Year
                                            2003      2002(a)     2003      2002(a)
----------------------------------------   -------    -------    -------    -------
   Net sales                               $ 222.4    $ 209.6    $ 840.7    $ 772.7
   Costs and expenses:
     Costs of sales                          168.5      160.6      636.7      584.9
     Selling, general and administrative
       expenses                               40.6       36.6      157.0      145.6
     Restructuring and other charges            --       (0.1)        --       (0.7)
                                           -------    -------    -------    -------
   Income before other income and
       expense and taxes                      13.3       12.5       47.0       42.9
     Other income (expense)                   (0.3)      (0.5)      (1.6)      (0.2)
     Interest expense, net                     0.3        0.1        0.8        0.6
                                           -------    -------    -------    -------
   Income before taxes                        12.7       11.9       44.6       42.1
     Provision for taxes                       4.9        4.7       14.9(b)    16.7
                                           -------    -------    -------    -------
   Net income                              $   7.8    $   7.2    $  29.7    $  25.4
                                           =======    =======    =======    =======
Diluted earnings per common share          $  0.24    $  0.22    $  0.91    $  0.77
                                           =======    =======    =======    =======
Weighted average diluted common shares
  outstanding                                 32.9       32.8       32.7       32.9
                                           =======    =======    =======    =======

(a) The 2002 total year results reflect the revised income statement classification and final resolution of the second quarter 2001 pretax charges of $26.4 million for asset impairments and restructuring and other charges. The Company utilized $26.3 million of the second quarter 2001 charge of $26.4 million. The fourth quarter and total year 2002 income before taxes include the benefit of the $0.1 million that was not used. The 2002 total year impact of these changes increased cost of sales by $0.6 million and decreased restructuring and other charges by $0.7 million.

(b) The 2003 provision for taxes includes a $2.4 million income tax benefit from the reversal of an income tax contingency reserve which was determined to be no longer needed during the third quarter of 2003.

                       TELEDYNE TECHNOLOGIES INCORPORATED
                SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT
                   FOR THE THREE MONTHS AND FISCAL YEARS ENDED
                     DECEMBER 28, 2003 AND DECEMBER 29, 2002
                            (Unaudited - In millions)

                                   Fourth    Fourth     Total       Total
                                   Quarter   Quarter     Year       Year
                                    2003      2002       2003       2002
--------------------------------   -------   -------   -------     -------
Net sales:
Electronics and Communications     $ 117.9   $ 110.7   $ 446.9     $ 388.0
Systems Engineering Solutions         52.3      53.4     212.5       206.7
Aerospace Engines and Components      47.0      41.4     165.5       162.9
Energy Systems                         5.2       4.1      15.8        15.1
                                   -------   -------   -------     -------
  Total net sales                  $ 222.4   $ 209.6   $ 840.7     $ 772.7
                                   =======   =======   =======     =======

Operating Profit (Loss):
Electronics and Communications     $   8.4   $   9.7   $  33.0     $  35.9
Systems Engineering Solutions          3.4       4.1      23.2        20.6
Aerospace Engines and Components       5.2       2.0       6.4         2.7
Energy Systems                          --       0.1      (0.7)       (1.9)
                                   -------   -------   -------     -------
  Segment operating profit         $  17.0   $  15.9   $  61.9     $  57.3
Corporate expense                     (3.7)     (3.4)    (14.9)      (14.4)
Other income (expense)                (0.3)     (0.5)     (1.6)       (0.2)
Interest expense, net                  0.3       0.1       0.8         0.6
                                   -------   -------   -------     -------
Income before income taxes            12.7      11.9      44.6        42.1
Provision for income taxes             4.9       4.7      14.9(a)     16.7
                                   -------   -------   -------     -------
Net income                         $   7.8   $   7.2   $  29.7     $  25.4
                                   =======   =======   =======     =======

(a) The 2003 provision for taxes includes a $2.4 million income tax benefit from the reversal of an income tax contingency reserve which was determined to be no longer needed during the third quarter of 2003.

                       TELEDYNE TECHNOLOGIES INCORPORATED
                   CONSOLIDATED CONDENSED BALANCE SHEETS AS OF
                     DECEMBER 28, 2003 AND DECEMBER 29, 2002
               (Current period unaudited - In millions of dollars)

                                                  DECEMBER 28,   December 29,
                                                     2003            2002
-----------------------------------------------   ------------   ------------
ASSETS
Cash and cash equivalents                         $       37.8   $       19.0
Accounts receivable, net                                 121.3          109.2
Inventories, net                                          63.6           66.8
Deferred income taxes, net                                22.7           18.9
Prepaid income taxes, expenses and other assets            7.1            8.0
                                                  ------------   ------------
  Total current assets                                   252.5          221.9

Property, plant and equipment, net                        76.0           74.7
Deferred income taxes, net                                14.2           22.2
Goodwill and acquired intangibles, net                    61.5           44.3
Other assets, net                                         23.9           28.0
                                                  ------------   ------------
  Total assets                                    $      428.1   $      391.1
                                                  ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                                  $       48.1   $       53.1
Accrued liabilities                                       74.9           66.2
                                                  ------------   ------------
  Total current liabilities                              123.0          119.3

Other long-term liabilities                               84.1           95.0
                                                  ------------   ------------
  Total liabilities                                      207.1          214.3
  Total stockholders' equity                             221.0          176.8
                                                  ------------   ------------
   Total liabilities and stockholders' equity     $      428.1   $      391.1
                                                  ============   ============